Exhibit 99.1

Viragen Licenses Exclusive Marketing Rights for

Multiferon® in Australia and New Zealand

Agreement with “Orphan Australia” targets skin cancer

Terms include up-front license fee and milestone payments

PLANTATION, FLORIDA – December 28, 2006 – Viragen, Inc. (AMEX: “VRA”; “VRA.U”; “VRA.WS”) and its majority-owned subsidiary, Viragen International, Inc. (OTC BB: “VGNI”), today announced completion of a licensing agreement that grants exclusive rights to Orphan Australia to market, sell and distribute Multiferon® (multi-subtype, human alpha interferon) in Australia and New Zealand. Orphan Australia will initially focus its marketing efforts for Multiferon® to target the treatment of high-risk malignant melanoma, as Australia and New Zealand report the highest melanoma incidence rates in the world.

While complete financial terms were not disclosed, the agreement provides Viragen with an up-front license fee, and additional milestone payments to be paid upon receipt of reimbursement authorization for Multiferon® in Australia and possibly other countries to be added later. Viragen estimates the agreement to be valued at approximately $10 - 15 million (USD) per year for Viragen, pending regulatory approval and reimbursement authorization, and based on revenue forecasts for peak year sales.

“The likelihood of being diagnosed with melanoma in Australia is four fold higher than in the U.S. or Europe, so this is a very important market opportunity, and we look forward to working closely with Orphan Australia to position Multiferon® as a therapy option that will be preferred by physicians and patients,” stated Viragen’s President and CEO, Charles A. Rice.

According to Alastair Young, Managing Director of Orphan Australia, demand for a promising new melanoma treatment is high. “The current standard-of-care for high-risk malignant melanoma is surgical treatment and no effective adjuvant treatment currently exists, which leaves this patient category wide open for new, effective products. We are extremely excited regarding our ability to market Multiferon® as an emerging, leading adjuvant treatment for this indication with excellent prospects to significantly improve patients’ survival rates, and we believe there could be ample opportunities for this important product in other oncology indications as well. Orphan Australia is pleased to be able to bring this platform product to our territories.”

Mr. Rice added, “With Orphan Australia’s specialized expertise in targeting such niche cancer indications, we believe this company is an ideal licensee to launch Multiferon® in Australia. Within this agreement, we have included the potential to expand this relationship into other countries throughout the Pacific/Asia region.”

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

Orphan Australia will be responsible for obtaining regulatory approvals and will determine the most appropriate manner to enter other regional countries as well. It is expected that the regulatory process in Australia will take approximately 12 – 18 months. Clinicians who demand Multiferon® for their patients prior to regulatory approval will be able to obtain it on a “Named-Patient” basis according to the local mechanisms for such supply.

About Malignant Melanoma:

As reported on The Skin Cancer Foundation’s website, melanoma is the most serious form of skin cancer. However, if it is recognized and treated early, it is nearly 100 percent curable. But if it is not, the cancer can advance and spread to other parts of the body, where it becomes hard to treat and can be fatal. While it is not the most common of the skin cancers, it causes the most deaths.

According to The Cancer Council Victoria, Australia has the highest rate of melanoma in the world. As with the common skin cancers, the majority of melanoma can be attributed to sun exposure in fair skinned populations.

About Multiferon®:

Alpha interferon is produced by the human immune system and helps improve the body’s natural resistance to disease.

Multiferon® differs from single-subtype recombinant alpha interferon drug products in that it contains a unique mixture of multiple subtypes of human interferon (a1, a2, a8, a10, a14, a21). It is believed that each subtype, some of which are glycosylated, employs a specific biological activity, but more importantly, the subtypes act synergistically to elicit an overall effect.

In February 2006, Multiferon® was approved in Sweden for the first-line adjuvant treatment of high-risk malignant melanoma. Viragen is proceeding with a regulatory strategy targeting approvals throughout the broader European Union.

For more on prescription information, please visit: http://www.Multiferon.com

About Orphan Australia:

Orphan Australia is a privately owned pharmaceutical company based in Melbourne, providing niche products to Australia, New Zealand and selected South East Asian countries. Orphan Australia specializes in the development, marketing and distribution of products typically used by specialists to treat serious and/or life threatening disorders.

Additional information about Orphan Australia is available on the company’s website at: http://www.orphan.com.au

About Viragen, Inc.:

With international operations in the U.S., Scotland and Sweden, we are a bio-pharmaceutical company engaged in the research, development, manufacture and commercialization of therapeutic proteins for the treatment of cancers and viral diseases. Our product and product candidate portfolio includes: Multiferon® (multi-subtype,

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

human alpha interferon) which is uniquely positioned in valuable niche indications, such as high-risk malignant melanoma, other niche cancer indications and selected infectious diseases; VG101, a humanized monoclonal antibody that binds selectively to an antigen over-expressed on Stage IV malignant melanoma tumors; and VG102, a highly novel humanized monoclonal antibody that binds selectively to an antigen that is over-expressed on nearly all solid tumors. We are also pioneering the development of the OVA™ System (Avian Transgenics), with the renowned Roslin Institute, the creators of “Dolly the Sheep”, as a revolutionary manufacturing platform for the large-scale, efficient and economical production of human therapeutic proteins and antibodies, by expressing these products in the egg whites of transgenic hens.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:

Douglas Calder, Director of Communications

Phone: (954) 233-8746; Fax: (954) 233-1414

E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “believes,” “expects,” “potential,” “plans,” “suggests,” “may,” “should,” “could,” “intends,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the success of third-party marketing efforts; our ability to retain third-party distributors; our ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Viragen, Inc.

865 SW 78th Avenue, Suite 100, Plantation, Florida 33324 – Telephone (954) 233-8746 – Fax (954) 233-1414

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